Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces

Appointment of Marilyn Tavenner to its Board of Directors

MECHANICSBURG, PENNSYLVANIA — November 1, 2018 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM), the parent of Select Medical Corporation, today announced the appointment of Marilyn Tavenner to its Board of Directors (the “Board”), effective on November 1, 2018. Her Board term will expire at Select Medical’s 2019 Annual Meeting of Stockholders, at which time she will stand for election along with the other director nominees standing for election at that meeting.

“We are very pleased that Marilyn Tavenner has joined the Select Medical Board,” said Robert A. Ortenzio, Executive Chairman and Co-Founder of Select Medical. “Ms. Tavenner brings to Select Medical a diverse point of view and proven skill set through her experience in state and federal healthcare government operations, senior executive-level healthcare administration and as a nurse. Ms. Tavenner is a welcome addition to the Board.”

Marilyn Tavenner joins the Board with nearly 20 years of national experience in the healthcare industry. From August 2015 to June 2018, Ms. Tavenner served as the President and Chief Executive Officer of America’s Health Insurance Plans. From May 2013 to February 2015, she served as Administrator of the Centers for Medicare & Medicaid Services (“CMS”) under the Obama Administration. She joined CMS in 2010 and was appointed as its Acting Administrator in 2011. Prior to her tenure at CMS, Ms. Tavenner served as the Secretary of Health and Human Resources for the Commonwealth of Virginia and as a senior executive of the Hospital Corporation of America, Chippenham Medical Center and Johnston-Willis Hospital.

Ms. Tavenner received her Bachelor of Science in Nursing and Master of Health Administration degrees from Virginia Commonwealth University.

About Select Medical

Select Medical is one of the largest operators of critical illness recovery hospitals (previously referred to as long term acute care hospitals), rehabilitation hospitals (previously referred to as inpatient rehabilitation facilities), outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities. Our reportable segments include the critical illness recovery hospital segment, rehabilitation hospital segment, outpatient rehabilitation segment, and Concentra segment. As of September 30, 2018, Select Medical operated 97 critical illness recovery hospitals in 27 states, 26 rehabilitation hospitals in 11 states, and 1,649 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 525 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At September 30, 2018, Select Medical had operations in 47 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation